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                                                                    Exhibit 4.15

                                                   15 June 2006

NETWORK OPERATIONAL AGREEMENT BETWEEN

(1) VIATEL HOLDING (BERMUDA) LIMITED AND

(2) GLOBAL VOICE GROUP LIMITED

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Contents

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CLAUSE                                                                                                  PAGE

1.    DEFINITIONS AND INTERPRETATION ..............................................................       1

2.    INTERCONNECTION .............................................................................       5

3.    ACCESS POINTS; BREAKOUT; COVENANTs ..........................................................       6

4.    CORE OPERATIONAL SERVICES, POWER AND COOLING AND ADDITIONAL SERVICES ........................       7

5.    OPERATIONS COMMITTEE ........................................................................       9

6.    LIMITATION OF LIABILITY .....................................................................      10

7.    DISPUTE RESOLUTION ..........................................................................      10

8.    DURATION AND TERMINATION ....................................................................      11

9.    CONSEQUENCES OF TERMINATION .................................................................      11

10.   ALIENATION ..................................................................................      11

11.   CONFIDENTIALITY .............................................................................      12

12.   FORCE MAJEURE ...............................................................................      13

13.   NOTICES .....................................................................................      13

14.   SEVERANCE ...................................................................................      15

15.   GENERAL .....................................................................................      15

16.   GOVERNING LAW AND JURISDICTION ..............................................................      17

SCHEDULE 1
      Viatel Facility Access Procedures ...........................................................      18

SCHEDULE 2
      Joint Interconnection and Access Procedures .................................................      31

SCHEDULE 3
      Covenants ...................................................................................      44

Schedule 4
      GV Core Operational Service .................................................................      48

Schedule 5
      Viatel Core Operational Services ............................................................      49

Schedule 6
      Operations Committee ........................................................................      51
      Part I - Specific Terms of Reference ........................................................      51
      Part II - Initial Composition ...............................................................      52
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THIS NETWORK OPERATIONAL AGREEMENT (this "AGREEMENT") is made the 15 day of June
2006

BETWEEN:

(1) VIATEL HOLDING (BERMUDA) LIMITED (registered in Bermuda under number 31325) whose registered office is at Cannons Court, 22 Victoria Street, Hamilton HM 12, Bermuda ("VIATEL"); and

(2) GLOBAL VOICE GROUP LIMITED registered as a public limited liability company in Singapore under number 199905625E whose registered office/principal place of business is at 80 Raffles Place, #31-20 UOB Plaza 2, Singapore 048624 ("GLOBAL VOICE").

INTRODUCTION

(A) Viatel and Global Voice have, together with VTL-TP (Bermuda) Limited, today entered into a Master Network Lease and Sale Agreement (the "MASTER AGREEMENT").

(B) The Master Agreement provides, amongst other things, for the grant to Global Voice (and/or relevant Global Voice group companies) of ownership and other interest rights in effectively one half of certain of the pan-European network assets operated by the Viatel group of companies, and for the grant to Viatel group companies of ownership rights in fibre pairs in the metropolitan networks owned and operated by the Global Voice group of companies.

(C) The parties now wish to enter into this Agreement in order to set out the terms upon which they will together operate and interconnect their respective networks.

NOW, THEREFORE in consideration of the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is agreed as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1 In this Agreement (except where the context otherwise requires) the following words shall have the following meanings:

      "ACCESS PROCEDURES"          means, as the context shall require, any of
                                   the Joint Interconnection and Access
                                   Procedure, the Viatel Facility Access
                                   Procedure and any access procedures included within any Licence Agreement or Site Lease
                                   Agreement;

      "ADDITIONAL OPERATIONAL      means such installation, maintenance,
      SERVICES"                    monitoring and ther services which are
                                   additional to the Core Operational Services and which either party may agree to provide to the other in accordance with Clause 4.7;

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      "ARBITRATION AGREEMENT"      means the agreement with that title entered
                                   into on the same date hereof by the relevant parties, in the agreed terms;

      "BUSINESS DAY"               means all days excluding Saturdays and
                                   Sundays and any day on which the London
                                   Stock Exchange is closed for the transaction of business;

      "CORE OPERATIONAL SERVICES"  means, as the context shall require, either the GV Core Operational Services or the
                                   Viatel Core Operational Services;

      "DEED OF COVENANT"           has the meaning given to it in the Master
                                   Agreement;

      "GLOBAL VOICE GROUP"         means Global Voice and each subsidiary
                                   (whether direct or indirect) of Global Voice;

      "GLOBAL VOICE GROUP          means the companies which are members of the
      COMPANIES"                   Global Voice Group; and "Global Voice
                                   Company" shall be construed accordingly;

      "GOVERNMENTAL AUTHORITY"     means any national, federal,state, regional,
                                   municipal or local authority including any regulatory body or agency deriving authority from any of the foregoing and including any public utilities;

      "GV CHAMBERS"                means all splice chambers, handholes and
                                   other forms of enclosure now or, in the case of the GV Network in London alone, subsequently installed on the GV Network that provide access to the GV Transferred
                                   Assets;

      "GV CORE                     means the standard services provided by
      OPERATIONAL SERVICES"        Global Voice with respect to the maintenance
                                   and general operation of the GV Network, and as the same are first referred to in Clause
                                   4.1;

      "GV FACILITY"                means a telecommunications facility on the
                                   GV Network used for the purpose of housing telecommunications equipment, and at which it is possible to interconnect, at a Global
                                   Voice ODF, telecommunications networks to any of the fibres comprised in the GV
                                   Transferred Assets;

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      "GV NETWORK"                 has the meaning given to it in the Master
                                   Agreement;

      "GV TRANSFERRED ASSETS"      means the fibre on the GV Network in which
                                   title (or such other equivalent of full
                                   ownership as is allowed to be conveyed under applicable law) is to be transferred to a Viatel Group Company pursuant to the Master
                                   Agreement;

      "JOINT INTERCONNECTION       means the procedures agreed between the
      AND ACCESS PROCEDURES"       parties as being applicable to any works to
                                   interconnect telecommunication networks with the GV Network and/or the Viatel Network and/or to access the GV Chambers, a GV
                                   Facility or, as the case may be, the Viatel
                                   Chambers, and as the same are first referred to in Clause 2.3;

      "LANDOWNER"                  means the owner(s) or other person(s) having
                                   rights, at any given time, in any part of the land adjoining and/or on which the Networks are located;

      "LICENCE AGREEMENT"          has the meaning given to it in the Master
                                   Agreement;

      "NETWORK"                    means, as the context shall require, either
                                   the GV Network or the Viatel Network;

      "ODF"                        means an optical distribution frame;

      "OPERATING CHARGES"          has the meaning given to it in the Master
                                   Agreement;

      "OPERATIONS COMMITTEE"       means the committee established by the
                                   parties pursuant to Clause 5.1;

      "POINT OF INTERCONNECTION"   means any physical point (being an ODF, fibre
                                   splice or other access point) where it is technically feasible to interconnect the
                                   Viatel Network or, as the case may be, the GV Network with any other telecommunications network so as to enable data and other traffic to pass between such networks; and "Points of Interconnection" shall be construed accordingly;

      "SERVICE REQUEST"            has the meaning given to it in Clause 4.7;

      "SITE LEASE AGREEMENT"       has the meaning given to it in the Master
                                   Agreement;

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      "TERM"                       means the term of this Agreement as provided
                                   for in Clause 8.1;

      "VIATEL CHAMBERS"            means all splice chambers, handholes and
                                   other forms of enclosure now installed on the Viatel Network (other than Viatel Sites or Viatel Facilities) that provide access to the Viatel Transferred Assets;

      "VIATEL CORE OPERATIONAL     means the standard services provided by
       SERVICES"                   Viatel with respect to the maintenance and
                                   general operation of the Viatel Network, and as the same are first referred to in Clause
                                   4.2;

      "VIATEL FACILITY"            means a telecommunications facility on the
                                   Viatel network used for the purpose of
                                   housing telecommunications equipment, as each such facility is identified in the Viatel Facility Access Procedures;

      "VIATEL FACILITY ACCESS      means the procedures agreed between the
      PROCEDURES"                  parties as being applicable to any access by
                                   Global Voice to any Viatel Facility, and as the same are first referred to in Clause
                                   2.3;

      "VIATEL GROUP"               means Viatel and each subsidiary (whether
                                   direct or indirect) of Viatel;

      "VIATEL GROUP COMPANIES"     means the companies which are members of
                                   the Viatel Group; and "Viatel Group Company" shall be construed accordingly;

      "VIATEL NETWORK"             has the meaning given to it in the Master
                                   Agreement;

      "VIATEL SITE"                has the meaning given to it in the Master
                                   Agreement; and

      "VIATEL TRANSFERRED          means such assets in which ownership and
       ASSETS"                     other rights or interest (including title or
                                   such other equivalent of full ownership as is allowed to be conveyed under applicable law) are to be transferred to Global Voice in accordance with the Master Agreement.

1.2   In this Agreement (except where the context otherwise requires):

      1.2.1 any reference to a Clause or Schedule is to the relevant Clause or Schedule of, or to, this Agreement;

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      1.2.2 the Clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

      1.2.3 use of the singular includes the plural and vice versa;

      1.2.4 any reference to "persons" includes individuals, firms, partnerships, companies, corporations, associations, organisations, foundations and trusts (in each case whether or not having separate legal personality);

      1.2.5 save in the case of Clause 3.4, a reference to "writing" or "written" does not include e-mail;

      1.2.6 the words "subsidiary" and "holding company" have the meanings given to them by section 736 of the UK Companies Act 1985;

      1.2.7 a reference to a statute or statutory provision, code or guidance ("LEGISLATION") is a reference to such legislation as the same may from time to time be amended, redefined, extended, varied, superseded, replaced substituted or consolidated;

      1.2.8 any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

      1.2.9 the expression "in the agreed terms" means terms approved by the relevant parties and initialled by them on the date hereof for the purpose of identification; and

      1.2.10 any reference in this Agreement to either party procuring any action shall be construed as referring to that party procuring that the relevant action be taken by its subsidiary or subsidiaries which have the necessary rights and powers to discharge the obligation; where so indicated in the text, such action shall be through entry by the relevant subsidiary into an agreement or other instrument valid and effective under the laws of the relevant jurisdiction.

1.3 The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.    INTERCONNECTION

2.1 Subject to Clause 2.3, Viatel shall have access to the GV Network for the purposes of interconnecting any telecommunications network to any of the fibres comprised in the GV Transferred Assets.

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2.2   Subject to Clauses 2.3 and 2.4, Global Voice shall have access to the
      Viatel Network for the purposes of interconnecting any telecommunications network to any of the fibres comprised in the Viatel Transferred Assets.

2.3 Each of Global Voice and Viatel agrees that in exercising its respective rights under, as applicable, Clause 2.1 or 2.2, it shall at all times comply with the Joint Interconnection and Access Procedures set out in
      Schedule 1.

2.4 In addition to its obligations under Clause 2.3, when exercising its rights under Clause 2.2, Global Voice shall:

      2.4.1 where accessing a Viatel Site, comply with the applicable Licence Agreement or Site Lease Agreement; and

      2.4.2 where accessing a Viatel Facility, comply with the Viatel Facility Access Procedures as set out in Schedule 2.

2.5 Unless otherwise agreed in writing or provided for under, as applicable, the Global Voice Core Operational Services, the Viatel Core Operational Services or any of the Access Procedures, each party shall, at its own cost, be responsible for providing, installing, testing and making operational all equipment on its side of each Point of Interconnection, and in so doing shall apply the standards of a competent provider of electronic communications services.

3.    ACCESS POINTS; BREAKOUT; COVENANTS

3.1 Global Voice shall, subject to compliance with Clause 3.2, be entitled to have access to the Viatel Network for the purpose of inspecting and (where Viatel is in default of its maintenance obligations as provided under the Viatel Core Operational Services) maintaining the Viatel Transferred Assets and/or for installing new equipment or telecommunications infrastructure in any ducts or related infrastructure that comprise part of the Viatel Transferred Assets.

3.2   In exercising its rights under Clause 3.1, Global Voice shall:

      3.2.1 where accessing a Viatel Site, comply with the applicable Licence Agreement or Site Lease Agreement;

      3.2.2 where accessing a Viatel Facility, comply with the Viatel Facility Access Procedures; and

      3.2.3 where accessing a Viatel Chamber, comply with the Joint Interconnection and Access Procedures.

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3.3   Viatel shall, subject to compliance with the Joint Interconnection and
      Access Procedures, be entitled to have access to the GV Chambers and the GV Facilities for the purpose of inspecting and (where Global Voice is in default of its maintenance obligations as provided under the GV Core Operational Services) maintaining the Global Voice Transferred Assets.

3.4 Both Global Voice and Viatel shall, with the prior written approval of the other, be entitled to breakout from any Point of Interconnection on the Network of the other for the purpose of connecting to any other point on their own Network and/or the network of another carrier or operator and/or to the premises of a customer or a telehouse or similar shared co-location facility. Such approval shall not be unreasonably delayed or conditioned and, in any event, may only be withheld where: (i) it can be reasonably shown that for technical reasons any such proposed breakout could materially and adversely affect the withholding party's use and operation of its Network; and/or (ii) the proposed breakout is prohibited by, or contrary to, any restrictions set out in any agreement in force at the relevant time between the withholding party and any third party; and/or
      (iii) despite using reasonable endeavours, the required consent of any Landowner or other third party cannot be obtained or can only be obtained on terms or conditions that are materially adverse to the withholding party. For the avoidance of doubt, any works which involve the carrying out of any civil or fibre works in a GV Chamber or a Viatel Chamber shall be carried out in accordance with the provisions of Section E of Schedule 2.

3.5 Each of Global Voice and Viatel covenant with the other to observe and fulfil such covenants as are applicable to them and as are set out in
      Schedule 3.

4.    CORE OPERATIONAL SERVICES, POWER AND COOLING AND ADDITIONAL SERVICES

4.1 In consideration for Viatel agreeing to pay, in accordance with the terms of the Master Agreement, its pro-rata share of the maintenance costs associated with the GV Transferred Assets, and subject to Viatel having paid from time to time all such charges as are then due, Global Voice shall provide to Viatel the GV Core Operational Services. The GV Core Operational Services shall comprise in each relevant territory the maintenance repair and other services set out in the applicable operating manual set out in Schedule 4.

4.2 In consideration for Global Voice agreeing to pay, in accordance with the terms of the Master Agreement, the Operating Charges and such costs and expenses as are referred to in Clause 9.6 of the Master Agreement, and subject to Global Voice having paid from time to time all such Operating Charges and costs and expenses as aforesaid as are then due, Viatel shall provide to Global Voice the Viatel Core Operational Services as the same are described in Schedule 5.

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4.3   In the event of any cut and/or fibre break on any of the submarine cable crossings on the Viatel Network, Viatel shall promptly undertake, in accordance with the provisions of the then applicable third party repair and/or maintenance agreement, to arrange for the repair of such cut and/or fibre break. The parties shall share equally in the direct costs associated with any such repairs.

4.4 Subject to Clause 4.5, prior to the installation of any power-drawing equipment by Viatel and/or by Global Voice at a Viatel Site in accordance with the Site Lease or the Licence Agreement for such site (as the case may be), a power audit will be carried out by the installing party at that site to determine the balance and allocation of the then remaining power and cooling capacity. The parties agree and acknowledge that it is their intention that the balance of such then remaining availability and capacity be divided equally between the parties. The precise methodology for the carrying out of such an audit and the dividing of the resulting balance will be discussed and agreed at the first meeting of the Operations Committee.

4.5 It is agreed that with respect to the Viatel Sites at each of Egham, Telehouse (London) and Halfweg (Amsterdam), the allocation of the available power and cooling capacity shall be discussed and agreed at the first meeting of the Operations Committee.

4.6 Prior to installation of any Global Voice Equipment in accordance with Clause 4 of the Licence Agreement and/or the Site Lease (as the case may be) in relation to any of the Viatel Sites at: (a) La Defense, Paris, France; (b) 2nd floor 35 rue des Jeuneurs, Paris, France; (c) Mannheim, Germany; and (d) Dusseldorf, Germany, Global Voice shall, notwithstanding any other provision of any of the Transaction Documents, give to Viatel at least 30 days' notice of its intention to do so. During such 30 day notice period, Viatel shall remove all equipment which is, at the date of the notice, located within the Licensed Space and/or area demised by the relevant Site Lease (as the case may be) at the site the subject of the notice and shall notify Global Voice when the removal exercise has been completed at, such removal, in any event, to have been completed by the expiry of the 30 day notice period provided however that, if any such equipment is carrying live traffic, whether that of Viatel, a Viatel Group Company and/or of any of its customers, Viatel shall have a further 30 days in which to complete the removal of such traffic-bearing equipment.

4.7 Either party may submit a service request ("SERVICE REQUEST") for Additional Operational Services. The Service request shall provide such full and comprehensive details of the service requested (including, as applicable, full termination details (physical coordinates and termination types) and time-periods within which it is requested that services are to be performed) as are sufficient to enable the other party (the "RECIPIENT") to quote appropriately for the services. Within ten (10) Business Days of receipt of the Service Request the recipient shall notify the other party whether it is willing to provide the requested Additional Operational Services and, if applicable, the charges and terms and conditions of supply of the relevant Additional Operational Services (including payment

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      terms and service level agreements). If after receipt of such notification the requesting party wishes to proceed with such Additional Operational Services, it shall provide written confirmation to the recipient as to its request for such Additional Operational Services at the quoted charges and terms and conditions of supply. If no such confirmation is received by the recipient within ten (10) Business Days of its notification to the other, the offer made in the notification shall lapse and be incapable of acceptance thereafter.

4.8 In relation to its provision of, as applicable, the GV Core Operational Services, the Viatel Core Operational Services and any Additional Operational Services, each party will appoint a representative to deal with any technical or other queries raised by the other. Access to such representative will be made available on a timely basis and each party will ensure that a response to any such query raised by the other party is received from the representative as soon as is reasonably practicable and, wherever reasonably possible, within one Business Day of such query being raised. The response shall include such information and assistance as the other party may reasonably require.

4.9 Each party shall provide and perform the Core Operational Services and any Additional Operational Services with reasonable care and skill and in accordance with good telecommunications industry practice.

4.10 Save as set out in this Agreement and/or in the GV Core Operational Services and/or the Viatel Core Operational Services, it shall be the responsibility of each party to maintain and operate their respective equipment and infrastructures and in so doing shall apply the standards of a competent provider of electronic communications services.

5.    OPERATIONS COMMITTEE

5.1 The parties shall, as soon as is reasonably practicable after the date hereof, establish the Operations Committee whose general purpose shall be facilitating the operation of the Networks in accordance with the terms of this Agreement, and, more specifically, which shall have the terms of reference set out in Part I of Schedule 6.

5.2 Each party shall appoint two (2) representatives to attend and vote at meetings of the Operations Committee. Such representative shall be counted for the purpose of determining whether a quorum is present and shall have one vote on any matter requiring a decision. Each party shall be entitled to change that representative at any time by written notice to the other. The initial members of the Operations Committee shall be as set out in
      Part II of Schedule 6.

5.3 Meetings of the Operations Committee shall take place no fewer than once per calendar month or at such times as may be agreed by the parties. Any party may propose agenda items for consideration at a meeting of the Operations Committee provided that such items are notified to the other party at least five (5) Business Days in advance of a proposed meeting.

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5.4   A quorum for a meeting of the Operations Committee shall only be present when at least one representative of each party is present. The Chief Technical Officer for Viatel (or his appointed representative) shall act as Chairman of all meetings.

5.5 All decisions at meetings of the Operations Committee shall require a majority vote of the representatives entitled to attend and vote; the Chairman will not have a casting vote.

5.6 The authorised representative of a party shall (unless specific notification to the contrary is given) be authorised to make decisions on behalf of that party on all matters connected with the Networks. All decisions made at meetings of the Operational Committee in connection with the Networks shall be binding on both parties.

6.    LIMITATION OF LIABILITY

6.1 Nothing in this Clause 6 shall limit liability for death or personal injury resulting from either party's negligence or for fraud.

6.2 The aggregate liability of either party in respect of any loss or damage suffered by the other party and arising out of or in connection with this Agreement, whether in contract, tort (including negligence) or for breach of statutory duty or in any other way, shall not exceed one million euro ((euro)1,000,000) in any 12 month period.

6.3 A party shall not be liable, in contract, tort (including negligence) or for breach of statutory duty or in any other way for:

      6.3.1 any loss arising from or in connection with loss of revenues, profits, contracts or business or failure to realise anticipated savings;

      6.3.2 any loss of goodwill or reputation; or

      6.3.3 any indirect or consequential losses,

      suffered or incurred by the other party arising out of or in connection with any matter under this Agreement.

7.    DISPUTE RESOLUTION

7.1 Any dispute between the parties which arises under this Agreement is to be resolved in accordance with the provisions of this Clause 7. Each party will continue to fulfil its obligations under this Agreement during the pendency of any dispute.

7.2 A party claiming that a dispute has arisen (the "DISPUTING PARTY") will give notice to the other party specifying the nature of the dispute and the facts giving rise to the dispute. Within ten (10) Business Days of the date of notice given by the Disputing Party, the

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      parties' respective Chief Technical Officers will negotiate and use all reasonable endeavours to resolve the dispute.

7.3 If the notified dispute has not been resolved after a period of not less than twenty (20) Business Days from receipt of the notice from the Disputing Party, then the parties' respective Chief Executive Officers will negotiate and use all reasonable endeavours to resolve the dispute.

7.4 If the notified dispute has not been resolved after a period of not less that thirty (30) Business Days from receipt of the notice from the Disputing Party (or such further period as the parties agree to), then the parties shall, but not until such time, be entitled to bring a formal claim or other legal proceedings in respect of such dispute.

8.    DURATION AND TERMINATION

      This Agreement shall come into force on the date of this Agreement and shall terminate concurrently with the termination of the Master Agreement.

9.    CONSEQUENCES OF TERMINATION

      The parties shall have no further obligations or rights under this Agreement after the end of the Term, without prejudice to any obligations or rights which have accrued to either party at the time when the Term ends save that Clauses 6, 7, 10, 11, 13, 16 and this Clause 9, together with those other Clauses the survival of which is necessary for the interpretation or enforcement of this Agreement, shall continue to have effect after the end of the Term.

10.   ALIENATION

10.1 Subject to Clauses 10.2, 10.3 and 10.4, and/or as otherwise provided in this Agreement, no party shall without the prior written consent (such consent not to be unreasonably withheld or delayed) of the other party assign or transfer at law, sub-license or deal in any other manner with this Agreement or any rights under this Agreement, or sub-contract any or all of its obligations under this Agreement or purport to do any of the same. Any purported assignment or other dealing in breach of this Clause shall confer no rights on the purported assignee.

10.2 Either party shall, without releasing it in any way whatsoever from any of its obligations hereunder, be entitled to sub-contract to a third party the performance of, as applicable, the GV Core Operational Services, the Viatel Core Operational Services and any Additional Operational Services.

10.3 Each party agrees that the other may, with respect to any particular jurisdiction, designate, from time to time, any, as appropriate, Viatel Group Company or Global Voice Group Company to be the beneficiary of any of the rights granted under Clauses 2 and 3

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      as if it were a party to this Agreement. Each party agrees that it shall procure that any such Viatel Group Company or Global Voice Group Company shall comply with any provisions and/or obligations relating to the grant of rights under Clauses 2 and 3 and each party additionally agrees that it shall be liable to the other in accordance with the terms of this Agreement for any act or omission of any such, as appropriate, Viatel Group Company or Global Voice Group Company, where any such act or omission may be considered to be a breach of any provision of this Agreement.

10.4 Each party agrees that the other may assign, transfer or sub-licence any of the rights granted to it (and/or any of such Group Companies as it may designate pursuant to Clause 10.3) under this Agreement to any third party provided that, as a condition of any such assignment, transfer or sub-licence, it shall require the third party to enter into a deed of covenant by which such third party agrees to comply with any provisions and/or obligations relating to the grant of rights under Clauses 2 and 3 (including any applicable Access Procedures) and with undertakings in favour of the relevant grantor of rights under this Agreement in substantially the same terms as the covenants undertaken in favour of such grantor by the other party hereto and as the same are set out in Schedule
      3. Global Voice acknowledges that neither Viatel nor any other Viatel Group Company shall be under any obligation to provide any service, provided for in this Agreement, direct to any such third party unless such third party shall have a specific contractual relationship with Viatel. Each party further agrees that it shall be liable to the other in accordance with the terms of this Agreement for any act or omission of any such third party, where any such act or omission may be considered to be a breach of this Agreement.

11.   CONFIDENTIALITY

11.1 Each party undertakes that it will not at any time hereafter use, divulge or communicate to any person, except to its professional representatives or advisers or as may be required by law or any legal or regulatory authority, the terms and conditions of this Agreement or any confidential information concerning the business or affairs of the other party or of any member of the group of companies to which the other party belongs which may have or may in the future come to its knowledge and each of the parties shall use its reasonable endeavours to prevent the publication or disclosure of any confidential information concerning such matters. Any request or direction of any legal or regulatory authority to disclose any such confidential information shall, unless prevented by applicable law, be notified promptly before compliance to the other party who shall be given reasonable opportunity to resist. No party shall use any such confidential information except for the performance of this Agreement.

11.2  The provisions of Clause 11.1 shall not apply to information which:

      11.2.1 is or becomes generally available to the public otherwise than as a direct or indirect result of disclosure by the receiving party or a person employed or engaged by the receiving party contrary to their respective obligations of confidentiality; or

      11.2.2 is or was made available or becomes available to the receiving party otherwise than pursuant to this Agreement and free of any restrictions as to its use or disclosure

11.3 No party shall make any announcement relating to this Agreement or its subject matter without the prior written approval of the other parties except as required by law or by any legal or regulatory authority.

12.   FORCE MAJEURE

12.1 In this Agreement, "force majeure" shall mean any cause preventing either party from performing any or all of its obligations which arises from or is attributable to change or imposition of any law or any governmental order, rule, regulation or direction, or nuclear or other accident of any kind, acts of God, war or terrorist activity, riot, civil commotion, malicious damage, fire, flood or storm.

12.2 If either party is prevented from performance of any of its obligations under this Agreement by force majeure, that party shall as soon as reasonably possible and in any event within one (1) Business Day after commencement of the force majeure serve notice in writing on the other party specifying the nature and extent of the circumstances giving rise to force majeure, and shall subject to service of such notice have no liability in respect of any delay in performance or any non-performance of any such obligation save for any payment obligation which shall continue in full force and effect (and the time for performance shall be extended accordingly) to the extent that the delay or non-performance is due to force majeure.

13.   NOTICES

13.1 Any notice given under this Agreement shall be in writing and shall be served by hand delivering it or sending it by prepaid recorded or special delivery post or prepaid international recorded airmail or fax to the address and for the attention of the relevant party set out in Clause 13.2 (or as otherwise notified by that party hereunder). Any such notice shall be deemed to have been received:

      13.1.1 if hand delivered or sent by prepaid recorded or special delivery post or prepaid international recorded airmail, at the time of delivery;

      13.1.2 in the case of fax, at the time of transmission.

      Provided that if deemed receipt occurs before 9.00 a.m. on a Business Day the notice shall be deemed to have been received at 9.00 a.m. on that day, and if deemed receipt occurs after 5.00 p.m. on a Business Day, or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

13.2  The addresses and fax numbers of the parties for the purposes of Clause
      13.1 are:

      VIATEL HOLDING (BERMUDA) LIMITED

      Address: c/o VTL (UK) Limited, Inbucon House, Wick Road, Egham, Surrey TW20 0HR, England

      For the attention of:        Group General Counsel

      Fax number:                  +(44) 1784 494281

      With a courtesy copy to Olswang, 90 High Holborn, London WC1V 6XX - F.A.O. Colin Long

      GLOBAL VOICE GROUP LIMITED

      Address:                     80 Raffles Place, 31-20 VOB Plaza 2,
                                   Singapore 048624

      For the attention of:        Christopher Nightingale

      Fax number:                  + (65) 6538 4058

      With a courtesy copy to Olswang, 90 High Holborn, London WC1V 6XX - F.A.O. Michael Brader

      or such other address or fax number as may be notified in writing from time to time by the relevant party to the other parties.

13.3 In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party set out in Clause 13.2 (or as otherwise notified by that party hereunder) and delivered either to that address or into the custody of the postal authorities as a prepaid recorded or special delivery or international recorded airmail letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in Clause 13.2 (or as otherwise notified by that party hereunder) and that the sender holds a transmission report indicating uninterrupted transmission to the relevant party and in the case of notice sent by fax to dispatch of the notice by prepaid post as provided above on the same day of such transmission (or the next day if notice is transmitted outside post office hours).

13.4 For the avoidance of doubt, the parties agree that the provisions of this Clause shall not apply in relation to the service of any process in any legal action or proceedings arising out of or in connection with this Agreement or the legal relationships established by this Agreement.

13.5 For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by email.

14.   SEVERANCE

14.1 If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

14.2 If any provision of this Agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid.

14.3 The parties agree, in the circumstances referred to in Clause 14.1 and if Clause 14.2 does not apply, to attempt in good faith to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision. The obligations of the parties under any invalid or unenforceable provision of this Agreement shall be suspended whilst an attempt at such substitution is made.

15.   GENERAL

15.1 Nothing in this Agreement is intended to or shall operate to create a partnership between the parties or any of them, or to authorise any party to act as agent for any other, and no party shall have authority to act in the name or on behalf of or otherwise to bind any other in any way or to hold itself out in its advertising or otherwise in any manner which would indicate or imply any such relationship with the other unless expressly provided otherwise in this Agreement.

15.2 No modification or variation of this Agreement (or any document entered into pursuant to or in connection with this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to this Agreement. For the avoidance of doubt, no modification or variation of this Agreement shall be valid if made by email.

15.3 Unless expressly so agreed, no modification or variation of this Agreement shall constitute or be construed as a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under this Agreement which have already accrued up to the date of such modification or waiver, and the rights and obligations of the parties under this Agreement shall remain in full force and effect, except and only to the extent that they are so modified or varied.

15.4 Except insofar as this Agreement expressly provides that a third party may in his own right enforce a term of this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third parties) Act 1999 to rely upon or enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

15.5 Each party shall use all reasonable endeavours to execute or cause to be executed all such other documents and do or cause to be done all such further acts and things consistent with the terms of this Agreement as the other parties may from time to time reasonably require in order to vest in and secure to the other parties the full benefit of the assets, rights and benefits to be transferred or granted to the other parties under this Agreement and otherwise to give full effect to the terms of this Agreement.

15.6 In no event will any delay, failure or omission (in whole or in part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law, be deemed to be or construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

15.7 The rights and remedies provided by this Agreement are cumulative and (unless otherwise provided in this Agreement) do not exclude any other rights or remedies available in law.

15.8 This Agreement, and the documents referred to in it, (together the "Contractual Document(s)") constitute the entire agreement and understanding of the parties relating to the subject matter of the Contractual Documents and supersede any previous agreement or understanding between the parties (or any of them) in relation to such subject matter.

15.9 Each of the parties acknowledges and agrees that in entering into the Contractual Documents, it has not relied on any statement, representation, warranty, understanding, undertaking, promise or assurance (whether negligently or innocently made) of any person (whether party to any Contractual Document or not) other than as expressly set out in the Contractual Documents. Each party irrevocably and unconditionally waives all claims, rights and remedies which but for this Clause it might otherwise have had in relation to any of the foregoing.

15.10 No party shall be liable in negligence or other tort for any act or omission which (individually or in combination with any other act or omission) constitutes a breach of this Agreement.

15.11 Nothing in the Contractual Documents shall limit or exclude any liability for fraud.

16.   GOVERNING LAW AND JURISDICTION

16.1 The validity, construction and performance of this Agreement (and any claim, dispute or matter arising under or in connection with it or its enforceability) (a "DISPUTE") shall be governed by and construed in accordance with the laws of England. Any Dispute shall be referred to and finally resolved by arbitration pursuant to the Arbitration Agreement.

16.2 The parties shall enter into and execute the Arbitration Agreement on the same date as hereof.

16.3 The parties each irrevocably appoint the person specified in Clause 16.4 as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with the validity, construction or performance of this Agreement or its enforceability. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the other party). If for any reason a party's agent ceases to be able to act as agent or no longer has an address in England, that party shall immediately appoint a substitute acceptable to the other party and deliver to that other party the new agent's name, address and fax number.

16.4 The persons and their addresses and fax numbers appointed in Clause 16.3 are:

      VIATEL HOLDING (BERMUDA) LIMITED

      Address:                     Olswang, 90 High Holborn, London WC1V 6XX

      For the attention of:        Colin Long

      Fax number:                  +44 (0) 20 7067 3999

      GLOBAL VOICE GROUP LIMITED

      Address: Memery Crystal Solicitors, 44 Southampton Buildings, London WC2A 1AP

      For the attention of:        Peter Crystal

      Fax number:                  +44 (0)20 7242 2058

                                   SCHEDULE 1

                        VIATEL FACILITY ACCESS PROCEDURES

A     GENERAL

1. Global Voice undertakes that in exercising any right of access to a Viatel Facility, it shall comply with these Viatel Facility Access Procedures.

2.    All access shall be at a relevant Viatel Facility.

3. Access shall be granted only to persons who are deemed Authorised Contractors in accordance with these Viatel Facility Access Procedures and/or who are under the supervision of either an Authorised Contractor or of Viatel.

4. For the purposes of these Viatel Facility Access Procedures, the following words shall have the following meanings:

      "Authorised                  Contractor" means such contractors, agents,
                                   sub-contractors, sub- licensees (in
                                   accordance with Clause 10.4), employees and other representatives of Global Voice as are authorised in accordance with these Viatel
                                   Facility Access Procedures to access any Viatel Facility;

      "Business Hours"             means the hours from 9am to 5pm (local time)
                                   on any Business Day;

      "Emergency Works"            means all works which are unscheduled and
                                   which are required solely to restore
                                   provision of service on the GV Network to third parties and/or to make safe any equipment or apparatus on or connected to such Network, and for which purpose access is required to a Viatel Facility in accordance with the Viatel Facility Access
                                   Procedures;

      "MOP" means a method of procedure, with respect to any proposed works, in accordance with the pro-forma MOP set out in Appendix 1, providing full details as to how the works are to be carried out;

      "Planned Works"              means all works (whether maintenance,
                                   installation or network alterations) which are scheduled by Global Voice to take place with respect to its Network assets, and for which access is required to a Viatel
                                   Facility in
                                   accordance with these Viatel Facility Access
                                   Procedures;

      "Viatel Facility"            means the following sites: [list facility
                                   name], the details of which are set out in Appendix 2; and

      "Viatel NOC"                 means the Viatel Network Operation Centre.

5. All persons granted, or wishing to be granted, access to a Viatel Facility, may be required, upon demand, to present appropriate proof of identity (which may include photographic identification). Failure to provide such identification may result in denial of access to a Viatel Facility or being required to leave a Viatel Facility forthwith.

6. Notwithstanding the provisions set out in Sections B, C and D below, at those Viatel Facilities set out in Appendix 2 where, in the column marked "Viatel Access Controlled" the relevant entry for such Viatel Facility states "NO", alternative access arrangements, Planned Works and Emergency Works procedures shall apply. Viatel shall notify Global Voice as to the alternative arrangements for each such Viatel Facility as soon as reasonably practicable after Completion.

B     ACCESS BY AUTHORISED CONTRACTORS

1. Global Voice shall submit to Viatel a list of those individuals whom it wishes to designate as its Authorised Contractors. Global Voice shall be entitled to increase the number of Authorised Contractors at any time by the provision of a written proposal to Viatel, such proposal to include a brief resume of the proposed individual's experience and skill set, and the proposal for any such additional Authorised Contractor(s) shall be discussed and be subject to approval by the next meeting of the Operations Committee. Should the Operations Committee so require, Global Voice shall procure the attendance of (or availability of) such proposed individual to the meeting of the Operations Committee in order that an interview (either in person or by telephone) can be carried out with the individual. Consent to such a person being deemed an Authorised Contractor shall not be unreasonably withheld by the Operations Committee (and the parties shall procure that their representatives act accordingly in this regard). Viatel may, at any time, subject to the provision of an appropriate reason (including, but not limited to a breach of these Viatel Facility Access Procedures by an Authorised Contractor and/or breach of any applicable health and safety legislation), require that an Authorised Contractor be removed from the list of Authorised Contractors and all rights of access to the Viatel Facilities for such person shall cease from such point in time. Global Voice shall ensure that its list of Authorised Contractors is kept up-to-date at all times to reflect any changes in personnel, including, in particular, so as to reflect any staff member or contractor departure whereupon it shall notify Viatel forthwith of such departure.

2. Authorised Contractors (and their visitors, provided that such visitors are accompanied by an Authorised Contractor at all times), shall be entitled to access all Viatel Facilities on a 24 x 7 x 365 basis subject to the following procedures (which shall apply irrespective of whether such Authorised Contractor has been issued with a key or a fob (or other means of access) for a particular Viatel Facility. All reasonable costs of issue of any keys and/or fobs will be borne by Global Voice.

3. Access to the Viatel Facilities shall be granted and made available to the Authorised Contractors in accordance with the following procedures:

      - Subject as set out below, access to a Viatel Facility shall be granted to an Authorised Contractor subject to Global Voice sending an e-mail to Viatel's access desk at access@viatel.com. This is a 24x7x365 monitored service. At least 30 minutes prior notice of all intended access to a Viatel Facility must be given so as to enable Viatel to make any appropriate adjustments, in particular to its remote monitoring systems (including the disabling of intruder alarms (if any)) and/or, if applicable, to comply with any obligations it may have to third parties having any right or interest in the relevant Viatel Facility. A ticket reference will be allocated to such access request by the Viatel access desk. In cases where Emergency Works are to be undertaken, Viatel will use all reasonable endeavours to accommodate the shortest notice time possible prior to allowing access to a Viatel Facility.

      - On arrival at the Viatel Facility, the Authorised Contractor will be required to submit the allocated ticket number.

C     ACCESS OTHER THAN BY AUTHORISED CONTRACTORS

      All Global Voice access to the Viatel Facilities other than by the Authorised Contractors must be made under the supervision of Viatel. Supervised access will be made available in accordance with the following procedures:

      - Escorted access to a Viatel Facility other than as set out in section B above will be made available subject to the provision by Global Voice of at least 2 Business Days' prior notice. Access will be provided at no charge subject to the following limitations:

            - In relation to the United Kingdom, up to 3 escorted visits per month on Business Days only, no more than one site visit to occur on any one Business Day;

            - In relation to France, up to 6 escorted visits per month on Business Days only, no more than one visit to occur on any one Business Day;

            - In relation to Germany, up to 4 escorted visits per month on Business Days only, no more than one visit to occur on any one Business Day; and

            - In relation to the Netherlands, up to 3 escorted visits per month on Business Days only, no more than one visit to occur on any one Business Day;

            - In relation to Belgium, up to 3 escorted visits per month on Business Days only, no more than one visit to occur on any one Business Day.

            For the purpose of calculating whether the above thresholds have been reached, all escorted visits of any third party granted rights of access to the Viatel Network pursuant to Clause 10 shall be included within the relevant calculation.

      - Any escorted visits to Viatel Facilities in excess of the above limits will be charged at the rate of (pound)350 per Business Day (with no more than 2 escorted different Viatel Facility visits within the same country being carried out on any one Business Day).

      - In cases where escorted access is required for the purpose of undertaking Emergency Works, Viatel shall use reasonable endeavours to enable the provision of access within 4 hours of its receipt of the request for access, provided however that where such request is made outside of Business Hours, the parties acknowledge that travelling time (subject to a maximum of 2 hours) may be added. Escorted access for the purpose of undertaking Emergency Works will be chargeable at an hourly rate (to include travelling time where outside of Business Hours subject to a maximum travelling time of 2 hours) of (pound)100 (exclusive of VAT), subject to a minimum 4 hour charge.

D     PLANNED WORKS/MOP PROCEDURE

1. Where Global Voice intends to carry out Planned Works at a Viatel Facility, it shall give to Viatel no less than 2 Business Days' notice of its intention to do so, such notice to include a MOP specific to the proposed works.

2. Upon receipt of the MOP, Viatel may require, acting reasonably, that all or any part of the Planned Works should not be carried out where it believes that such works will constitute a breach of health and safety legislation and/or, where any such works might breach any obligations owed to a Landowner or adversely impact the services, equipment and/or network of Viatel and/or of any third party. In such event, the two parties shall use all reasonable endeavours to agree a new method of working which accommodates and addresses the technical requirements and concerns of both. In default of agreement, the matter will be referred for escalation under Clause 7 of this Agreement.

3. The requirement as to the provision of a MOP set out above shall not apply in the case of Emergency Works, provided however that as much notice as is reasonably possible in the circumstances shall be given by Global Voice to Viatel (which may, notwithstanding the provisions of Clause 14 be verbal and/or e-mail notice for these purposes) to the Viatel NOC. Such notice shall provide as much detail as to the nature of the required works as is reasonably practicable in the circumstances. No emergency works shall be undertaken without verbal approval being given by the Viatel NOC. Viatel shall procure that the Viatel NOC shall respond as expeditiously as possible.

4. For the avoidance of doubt any works including the interconnection of the Viatel Network with any other telecommunications networks shall be undertaken in accordance with the relevant provisions of the Joint Interconnection and Access Procedures.

E     VIATEL FACILITY RULES

All visitors to any Viatel Facilities must comply with the following rules (without prejudice to any other provision of these Viatel Facility Access Procedures or of this Agreement):

   - Not to create or cause to be created works that create smoke, steam or dust or other nuisance (such as noise, vibrations, odours and the like) without first obtaining the written consent of Viatel;

   - Not to interfere or permit the interference with or remove any fire fighting, fire alarm, fire extinguishing or fire detection apparatus or systems;

   - Not to obstruct or permit the obstruction of fire exits or the means of working of any fire equipment;

   - Not to interfere or permit the interference with or the removal of any building system controls or settings;

   - Not to act in such a way as might invalidate the fire certificate for the Viatel Facilities or to do any act, matter of thing which it is aware or should reasonably be aware would constitute a breach of the Underlying Lease or other form of occupational agreement in relation to a Viatel Facility or of Viatel's insurance policies for such site;

   - Not without prior written consent of Viatel, to interfere with, alter or dismantle, take or permit any action to be taken which might affect the operation of the electrical system, power or cooling supply at the Viatel Facility;

   - Not to install, impose nor permit to be installed or imposed on any part of the floors, walls, ceilings any load or weight greater then that for which the same was constructed or designed;

   - Not to keep nor permit to be kept any material or liquid (or other substance which could have an adverse environmental impact) of a dangerous, corrosive, combustible, explosive, radioactive, volatile or offensive nature which might damage the Viatel Facility or any part thereof;

   - Not to bring onto the Viatel Facility any propane, other gas heater of other heating appliance or anything which uses gas or other explosive materials as its fuel for operation;

   - To use all equipment, services and facilities in accordance with their instructions, operating guidelines and/or any reasonable instructions issued by Viatel, in relation to the same;

   - Not by any act or default to cause or permit to be caused any power supply or electrical supply or other utilities provided to a Viatel Facility, to be overloaded or subjected to use in excess of that for which the same was designed, provided that any loading restrictions have been first notified to Global Voice in writing;

   - Not to display any signs or notices at the Viatel Facility other than such signs or notices as may be required under any statue or regulations;

   - Not to remove any signage or other documentation of Viatel or its customers from the Viatel Facility;

   - Not to do anything or permit to be done anything which would remove support from or endanger any part of the Viatel Facility;

   -  Not to use mobile phones in the Viatel Facility;

   - Not to allow food or drink to be taken into or consumed, heated or cooked at the Viatel Facilities nor to allow smoking in any part of the Viatel Facility;

   - To forward as soon as is reasonably possible to Viatel any notices Global Voice may receive from a competent authority and which relates to all or part of the Viatel Facility;

   - To ensure, when exiting the Viatel Facility, that all doors are shut and, where appropriate, secured, lights switched off and window blinds closed;

   - To leave the Viatel Facility immediately upon hearing the fire suppression klaxon (continuous air horn);

   - To report to Viatel any observed abnormal conditions, including any damage and/or health and safety issues; and

   - To remove all waste and rubbish generated by Global Voice at any time at the Viatel Facility and to keep the Viatel Facility neat and tidy at all times and to comply with any restraints and/or obligations as set out in Viatel's insurance policy for such facility.

F     INCREASE IN COSTS

      Viatel shall have the right to increase the costs and charges set out in this Schedule 1 on each anniversary date of this Agreement provided that any such increase shall not be greater than the percentage increase in the Retail Prices Index as published by the Office for National Statistics (or such body as may replace the same) since the preceding increase or (if none) since the date of this Agreement.

                                   APPENDIX 1

                            Method of Procedure (MOP)

1     AIM

The aim of this document is to define the process to be used on the delivery of new services, works or the installation or removal of equipment with respect to Viatel operations and sites.

2     METHOD OF PROCEDURE

The Method of Procedure (MOP) consists of three main sections as follows.

3     SCOPE OF WORKS

The scope of works must contain the following information

General summary of the Customer's requirements. This to include circuit details, presentation, hardware, power requirements and proposed location.

A breakdown of the work required in order to achieve the Customer's requirements.

Full details of how the work is to be executed, defining who will be doing what) where it will be done, who is responsible for doing it (or each individual element as the case may be) and by when it must be completed.

A list of any special instructions, considerations or information that may have an impact upon the works.

A full H&S risk assessment.

A full risk and mitigation assessment and plan relating to service at risk activities

4     SITE DETAILS

Viatel POP "A end" and the "B end" particulars floor rack position, customer's or site details, telephone numbers should be provided. Site or location address with any relevant 3rd party contact details.

5     CONTACTS

This section must include the following information: a contact list of all personnel who have an involvement with the work or project including their position/appointment, name and telephone number.

6     EXAMPLE

Customer / Requestor               A general summary of requirements.
Requirements

Start Date:

Expected Completion:

Summary:

Scope of Work                      Breakdown of the work required.

Implementation                     Full details of the how the work will be
                                   executed, task breakdown, who will be doing what, where it will be done, who is responsible, programme with dates.

Special Instructions List of any special instructions, considerations or information, special tools and equipment required, specification to be adhered to.

Health and Safety                  Full health and safety risk assessment to be
                                   provided.

Risk:

Severity: Low Medium High

Mitigation:

Service  at risk activity          Risk and mitigation plan relating to service
                                   at risk activities.

Site Details                       Locations where Work is to be implemented
                                   with any required local information and
                                   contacts where applicable.

Contacts List List any and all relevant personnel, telephone, e-mail and postal details including3rd party and contractors if applicable.

Name:

Company:

Position and Role for this request:

Tel:

Fax:

e-mail:

Post:

                                   APPENDIX 2

                                VIATEL FACILITIES

                                            Basis
                                            upon
                                          which the
                                          allocation             Viatel
                                          Viatel to              Network
                      Rack(s) in            Global              Schematic  Viatel    ODF     Viatel                     AC
                        Carrier    Rack     Space                Drawing   Current  Access   Access               DC    UPS
Country     Name         Hotel   Location   Share       PEN      Number      Use     point Controlled  Generator Power Power
-------- ------------ ---------- -------- ----------  --------- --------- --------  ------ ----------  --------- ----- -----
                                            ODF
                                           Access
                                           Only no                        ODF
                                           space or              VIATEL-  Location
Belgium  LEERS-NORD      Yes       tbc       power    1/2        092785   only       Yes      NO          na       na    na

                                              ODF
         FRANKFURT                          Access
         19                                 Only no
         WEISSMULLE                        space or              VIATEL-
Germany  RSTRASSE        Yes       tbc       power    FRANKFURT  092786   POP        Yes      NO          Yes     Yes    No

                                              ODF
         LONDON 7                           Access
         HARBOUR                            Only no
         EXCHANGE                 Lev8,    space or              VIATEL-
UK       (REDBUS)        Yes      61.38      power    LONDON     092743   POP        Yes      NO          Yes      No   Yes

                                              ODF
         LONDON 8                           Access
         HARBOUR                            Only no
         EXCHANGE                          space or              VIATEL-
UK       (TELECITY 2)    Yes      1Z-18      power    LONDON     092744   POP        Yes      NO          Yes      No   Yes

                                              ODF
         LONDON                             Access
         BONNINGTO                          Only no
         N HOUSE                 1H7,8,9,  space or              VIATEL-
UK       (TELECITY 1)    Yes        10       power    LONDON     092745   POP        Yes      NO          Yes      No   Yes

                                              ODF
                                            Access
         LONDON                             Only no
         BRICK LANE                        space or              VIATEL-
UK       (INTERXION)     Yes     205E 3,5    power    LONDON     092746   POP        Yes      NO          Yes      No   Yes

                                              ODF
                                            Access
         LONDON                             Only no
         GLOBAL                            space or              VIATEL-
UK       SWITCH          Yes       tbc       power    LONDON     092747   POP        Yes      NO          Yes      No   Yes

                                              ODF
         LONDON                             Access
         HOSTING                            Only no
         CENTRE                  floor 3   space or              VIATEL-
UK       (PSINET)        Yes       C1P1      power    LONDON     092748   POP        Yes      NO          Yes      No   Yes

                                              ODF
                                            Access
         LONDON                             Only no
         TELEHOUSE                Bandx    space or              VIATEL-
UK       EAST            Yes      22-24      power    LONDON     092749   POP        Yes      NO          Yes      No   Yes

                                   SCHEDULE 2

                   JOINT INTERCONNECTION AND ACCESS PROCEDURES

A     GENERAL

1. Each party undertakes that in exercising any right to interconnect their respective Networks at a Point of Interconnection, and/or to access, as applicable, the Viatel Chambers, or the GV Chambers for the purpose of inspecting, maintaining and/or installing or making alterations to their respective Networks (as such rights of access are detailed in the Agreement), it shall comply with these Joint Interconnection and Access Procedures.

2. For the purposes of these Joint Interconnection and Access Procedures, the following words shall have the following meanings:

      "Allocated Fibres"           shall mean those fibres allocated to Global
                                   Voice comprised within the German Assets, the French Assets and the NBUK Assets as the same are detailed in Schedules II, III and IV of the Master Agreement or, as applicable, those fibres allocated to Viatel and comprised within the GV Transferred
                                   Assets as the same are defined to in the Master Agreement;

      "Business Hours"             means the hours from 9am to 5pm (local time)
                                   on any Business Day;

      "Chamber"                    means as the context requires, either a GV
                                   Chamber or a Viatel Chamber (as such terms are described in this Agreement); and "Chambers" shall be construed accordingly;

      "Emergency Interconnection   means all interconnection works which are
      Works"                       unscheduled and which are required solely to
                                   restore the provision of service; and

      "Interconnection  MOP"       means a method of procedure with respect to
                                   any proposed interconnection works, in
                                   accordance with the pro-forma MOP set out in Appendix 1, providing full details as to how the works are to be carried out.

3. Notwithstanding the provisions set out in these Joint Interconnection and Access Procedures, where the Viatel Transferred Assets comprise leased or licensed assets, namely where the asset is used and enjoyed by Viatel and/or its Affiliates subject to a lease, licence or other agreement with a third party (including for the avoidance of doubt any owner of the public domain), alternative interconnection and access arrangements shall apply. To the extent that it is able, Viatel shall notify Global Voice of the alternative arrangements as soon as reasonably possible after Completion. Viatel can make no commitment that any interconnection or access arrangements will be possible given the nature of such assets; Viatel will, however, take such steps as it is reasonably able to facilitate such interconnection or access arrangements, it being agreed however that such obligation will not extend to requiring Viatel, to make any payment or otherwise incur any liability to any third party in respect thereof.

B.    ACCESS

1. All access by Global Voice to any Viatel Site or Viatel Facility shall be subject to, respectively, the Site Lease Agreement or Licence Agreement relevant to the Viatel Site or, in the case of a Viatel Facility, the Viatel Facility Access Procedures.

2. Access by either party to any Chamber on the Network of the other party and/or, in the case of Viatel, to any GV Facility, shall be subject to the provisions of these Joint Interconnection and Access Procedures.

3. Each party reserves the right to be present and supervise any access by the other to any Chamber on its Network. Any such supervision shall not relieve the party being granted access to a Chamber from its obligation to comply in full with these Joint Interconnection and Access Procedures.

C.    INTERCONNECTION WORKS - GENERAL

1. Each party shall take all necessary precautions (including any required by applicable health and safety legislation) to protect the other party's property (and/or that of a third party) from any physical damage during the course of any interconnection works.

2. In the event of any damage being caused to the other party's property (and/or that of a third party) in carrying out any such works as contemplated by these Joint Interconnection and Access Procedures, whether to fibre, duct, equipment or to other items, the working party shall make good, at its own cost, any such damage so caused.

D     FIBRE INTERCONNECTION AT AN ODF

1. Other than in the case of Emergency Works, no less than 2 Business Days' notice shall be given of any proposed interconnection at any ODF on the Network of the other party, such notice to be accompanied by an Interconnection MOP specific to the proposed works. Upon receipt of such notice, the Interconnection MOP procedure set out in Section F shall apply.

2. The requirement set out in Section D(1) shall not apply in the case of Emergency Works, provided however that as much notice as is reasonably possible in the circumstances shall be given (which notice may, notwithstanding the provisions of Clause 14 be verbal and/or email notice for these purposes) to the network operations centre ("NOC") of the other party. Such notice shall provide as much detail as to the nature of the required works as is reasonably practicable in the circumstances. No Emergency Works shall be undertaken without the verbal approval being given by the relevant NOC. Each party shall procure that their respective NOCs respond as expeditiously as possible in the circumstances.

3. The party carrying out the interconnection works shall be entitled to make its Point of Interconnection at the (customer facing) ports for its Allocated Fibres (or any part thereof) on the opposite side of the ODF to that of the other party.

4. The party carrying out the interconnection works shall be responsible for the cost of any internal patch cabling (including the provision of suitable connectors) required to provide an interconnect with the other party's ODF, including, where the fibres have not been connected by the other party to its side of the ODF, the costs of any required pigtails or other patch cords required to do so. For these purposes it is agreed that the party carrying out the interconnection works shall, subject to its compliance with the other provisions of this Agreement (including those of any applicable Access Procedures), and subject to any requisite consent being obtained from any Landowner, have the right to install in the occupied space of the other party, such diverse patch cabling as may be reasonably required to connect the ODF to their own Network. Each party agrees to use its reasonable endeavours to obtain and requisite Landowner consents as aforesaid, all such costs related thereto being borne by the party carrying out the interconnection works.

5. Connectors shall all be of the type SC-UPC other than where, in the applicable fibre specification, that specification states otherwise.

6. In accessing the ODF, whether for the purposes of implementing a Point of Interconnection or otherwise, the party carrying out the interconnection works shall comply with the applicable access procedures of the other for the site in which such ODF is located, such access procedures in any event to be reasonable and of a nature standard within the telecommunications industry. In the case of a Viatel ODF, such access shall be made, in the case of a Viatel Site, in accordance with the Viatel Site Access Procedures and in the case of a Viatel Facility, in accordance with the Viatel Facility Access Procedures.

E     FIBRE INTERCONNECT/CIVIL WORKS AT A CHAMBER

1. Subject to Section E(2) below, each party shall be responsible for performing (at its own cost) all excavation, digging and construction works (together "Civil Works"), as well as all cabling, splicing and/or testing works (together "Fibre Works") required in order to implement a Point of Interconnection between its own Network or the network of a third party and that of the other party. Any such works shall, without prejudice to and notwithstanding the terms and conditions set out in this Schedule 2, be carried out in accordance with standard industry practice for such works and with due regard to the nature of the particular Chamber in question and in accordance with the practice of a competent provider of such services.

2. All Civil Works and Fibre Works to be carried out within a Chamber shall be carried out either by and/or under the direct supervision of the owner of such Chamber, any reasonable costs associated with such works and/or supervision which are incurred by that owner being reimbursed to it in accordance with the provisions of Section H.

3. Subject to Sections E(5) and F below, the party proposing to carry out any such Civil Works at or within the Chamber of the other shall provide to the other an Interconnection MOP in all cases where such works: (i) include any duct and/or fibre interconnection works (including any related cabling, splicing and/or testing works) at a Chamber; or (ii) will necessitate the opening of any Chamber for the purpose of installing new fibre optic cable. Upon receipt of such Interconnection MOP, the Interconnection MOP procedure set out in Section F shall apply.

4. The Interconnection MOP having been agreed by the parties in accordance with Section F, at least 15 Business Days' notice (or such a shorter period as is agreed by the parties) must be given of any intention to understate the relevant Civil Works.

5. The notice requirements set out above shall not apply in the case of Emergency Works provided however that as much notice as is reasonably practicable in the circumstances shall be given to the other party, (which notice may, notwithstanding the provisions of Clause 14 be verbal and/or e-mail notice for these purposes) to the network operations centre ("NOC") of the other party. Such notice shall provide as much detail as to the nature of the required works as is reasonably practicable in the circumstances. No Emergency Works shall be undertaken without the verbal approval being given by the relevant NOC. Each party shall procure that their respective NOCs respond as expeditiously as possible in the circumstances. Approval shall only be given in relation to access to the relevant Chamber: access to the splice closures (and any related work thereon) within such Chamber being only available to the owner of such Chamber.

F     INTERCONNECTION MOP PROCEDURE

1. Upon receipt of the Interconnection MOP, the receiving party may require, acting reasonably, that all or any part of the planned works should not be carried out where it believes that such works will constitute a breach of health and safety legislation and/or where any such works might breach any obligations owed to a Landowner or adversely impact the services, equipment and/or network of itself and/or of any third party. In such an event, the two parties shall use all reasonable endeavours to agree a new method of working which accommodates and addresses the technical requirements and concerns of both. In default of an agreement as to a revised method of working, the matter will be referred for escalation under Clause 7 of this Agreement.

2. In the event that the party on whom the Interconnection MOP has been served has not within: (i) 2 Business Days, in the case of fibre interconnection at an ODF; or (ii) 5 Business Days, in the case of Civil Works at a Chamber, notified the other party that it will require changes to the Interconnection MOP, then the Interconnection MOP shall be deemed approved.

3. Approval of the MOP, whether deemed or otherwise, shall not in any way operate so as to limit the submitting party's liability under the terms and conditions of this Agreement and it shall be the submitting party's responsibility to comply fully with such terms and conditions at all times.

G     COMPLETION PROCEDURE

      Following completion of any works as contemplated by this Schedule 2, the party carrying out any such works shall provide, at its own cost, the other with appropriate documentation sufficient to allow that other to comply, on a timely basis, with any obligations it may have (if any) under the New Roads and Street Works Act 1991 (or any similar or analogous legislation in any other country in which such works may be carried out) in relation to the works carried out upon or in relation to its Network.

H     COSTS

      Where the provisions of this Schedule 2 state that costs of one party are to be borne by the other party, reference to costs shall be deemed to mean the reasonable costs incurred (the party having incurred such costs having used reasonably endeavours to minimise the same) plus an administrative charge of 15% (exclusive of VAT).

                                   APPENDIX 1

[VIATEL LOGO]

                               METHOD OF PROCEDURE

PROJECT NAME:                      Sheet:                            1 of 5

Amendment:                         Date of Issue:

CONTRACT

Client                             VTL (UK) Ltd

Planning

Contract Manager

Project Manager

Safety Advisor

Start Date:

Duration:

DESCRIPTION OF WORK TO BE UNDERTAKEN:

HAZARDS:                       See Health & Safety Risk Assessment Form Attached

Trip

Fire Routing

Safe Access / Ingress

Flammable substances

Hazardous substances

Manual Handling

Working from ladders

CIRCULATION:

Health & Safety File

[COMPANY LOGO]

PROJECT NAME                  Sheet:                  2 of 5

Amendment:                    Date of issue:

Method Statement

EXAMPLE:

CIRCULATION:

Health & Safety File

[COMPANY LOGO]

Project Name:                 Sheet:                  3 of 5

Amendment:                    Date of issue:

Method Statement

Labour:

The following labour resources will be allocated to the project:

Plant:

The following plant resources will be allocated to the project:

The contents of this Method Of Procedure have been made known to all employees and others who may be affected by the activity.

Originator: ________________________________________________________

Signature:  ________________________________________________________

Date:       ________________________________________________________

CIRCULATION:

Health & Safety File

[COMPANY LOGO]

Project Name:                 Sheet:                  4 of 5

Amendment:                    Date of issue:

                                 HEALTH & SAFETY

                              RISK ASSESSMENT FORM

Note; the purpose of this section is to identify any potential risks to persons and property in respect of this installation. To take the appropriate preventative measures and ensure all relevant parties are aware of the risks and required precautions before the installation commences. This risk assessment must be communicated to everyone concerned by the works (including but not limited to the Client, Customer, employees & sub-contractors) and be available at all times on site.

HAZARD TYPE                         RISK     LEVEL      COMMENTS/NOTES/ACTIONS.
                                    (Y/N)    (L/M/H)
--------------------------------    ----     ------     ------------------------
Trip Hazards

Electrical Discharge

Soldering Fumes

Fire routing

Slip Hazards

Falling Objects

Safe access & ingress

Room Illumination

Release of fire suppression
Fire hazards

Overhead Danger

Exposure to rodents

HAZARD TYPE                         RISK     LEVEL      COMMENTS/NOTES/ACTIONS.
                                    (Y/N)    (L/M/H)
--------------------------------    ----     ------     ------------------------
Exposure to hazardous substances

Hazards to other
operatives/personnel on site

Exposure to asbestos

Manual handling

Working with batteries

Roadside working

Risk of falling

Noise from site services

Working from Ladders

CIRCULATION:

Health & Safety File

[COMPANY LOGO]

Project Name:                 Sheet:                  5 of 5

Amendment:                    Date of issue:

                                 HEALTH & SAFETY

                              RISK ASSESSMENT FORM

Originator: ________________________________________________________

Signature:  ________________________________________________________

Date:       ________________________________________________________

CIRCULATION:

Health & Safety File

                                   SCHEDULE 3

                                    COVENANTS

PART I - GLOBAL VOICE COVENANTS

Global Voice covenants with Viatel throughout the Term, both for itself and for any Global Voice Group Company, as follows:

1. To keep the Viatel Transferred Assets and all other equipment and/or infrastructure in the ownership, possession or control of any Global Voice Group Company and which is situated on any Landowner's land or property (all of which shall, for the purposes of this Schedule 3 be together referred to as the "GLOBAL VOICE INFRASTRUCTURE") in good and substantial repair and condition to the extent only that (a) the repair and/or condition of the Viatel Transferred Assets has a direct impact upon the Viatel Network; and/or (b) the Viatel Transferred Assets are themselves leased by Viatel (or a Viatel Group Company), it being agreed that the provisions of this paragraph 1 shall not apply to Global Voice to the extent the repair and condition of the Global Voice Infrastructure is the responsibility of Viatel under the Viatel Core Operational Services and/or any Additional Operational Services.

2. In the course of carrying out any works on any Landowner's land or property in respect of the installation, alteration or maintenance of any of the Global Voice Infrastructure, to use all reasonable endeavours to avoid any physical damage to any part of the Landowner's land or property and, in the event that any damage is so caused, Global Voice shall as soon as is practicable after such damage has occurred carry out or cause to be carried out at its own expense any such repair works as are necessary so that the Landowner's land or property so damaged is restored to the condition it was in prior to such damage occurring.

3. Not to do anything which is or may become a nuisance or annoyance to Viatel, any Landowner or any owner or occupier of neighbouring or adjoining property, or which may cause damage to the land or property of Viatel and/or any Landowner or to any neighbouring or adjoining property including damage attributable to the neglect, default or carelessness of Global Voice, or of any Global Voice Group Company and/or their respective employees, agents, visitors, sub-tenants, contractors or licensees.

4. To observe and comply with the provisions and requirements of all legislation (including, but without limitation, any and all health and safety legislation) whether public or local directly affecting the Global Voice Infrastructure and/or the Viatel Network or the use of the same, including without limitation planning and telecommunications legislation, and not to do or omit anything affecting the land or property of any Landowner which is in breach of such legislation but to do and provide everything required to be done or required by such legislation and to indemnity Viatel against all proceedings, penalties, costs or claims in respect of any acts or omissions in breach of such legislation.

5. That if Global Voice receives notice of any order or proposal under any legislation, to give notice to Viatel immediately and, insofar it relates to the Global Voice Infrastructure, if so reasonably required by Viatel, to make or join with Viatel in making such objections or representations in respect of any order or proposal as Viatel may reasonably require and to comply at its own cost with any notice or order relating to Viatel under any such legislation.

6. That if Viatel is required by any Governmental Authority, Landowner or other person having the authority so to require, to relocate any segment of the Viatel Network in which is located any Global Voice Infrastructure, to give Viatel all such assistance as Viatel may reasonably require in connection with such relocation works.

7. Not to permit or suffer to be done in or upon the Global Voice Infrastructure anything which in the reasonable opinion of Viatel and/or any Landowner may or might become a danger or nuisance to Viatel and/or any Landowner, their licensees, tenants or the occupiers of any adjoining or neighbouring property or to the general public and, at its own expense, it shall take all reasonable precautions as may be necessary for the avoidance thereof.

8. Not to do or permit to be done during the carrying out of any interconnection or other works in connection with the Global Voice Infrastructure anything which may cause any interference with or obstruct or which may cause delay to traffic on any road forming part of any land or property of any Landowner or any injury or damage to any other property of the Landowner.

PART II - VIATEL COVENANTS

Viatel covenants with Global Voice throughout the Term, both for itself and for any Viatel Group Company, as follows:

9. To keep the Global Voice Transferred Assets and all other equipment and/or infrastructure in the ownership, possession or control of any Viatel Group Company and which is situated on any Landowner's land or property (all of which shall, for the purposes of this Schedule 3 be together referred to as the "Viatel Infrastructure") in good and substantial repair and condition to the extent only that (a) the repair and/or condition of the Global Voice Transferred Assets has a direct impact upon the Global Voice Network; and/or (b) the Global Voice Transferred Assets are themselves leased by Global Voice (or a Global Voice Group Company), it being agreed that the provisions of this paragraph 1 shall not apply to Viatel to the extent that the repair and condition of the Viatel Infrastructure is the responsibility of Global Voice under the GV Core Operational

      Services and/or any Additional Operational Services. Global Voice is responsible for maintaining any of the Viatel Infrastructure.

10. In the course of carrying out any works on any Landowner's land or property in respect of the installation, alteration or maintenance of any of the Viatel Infrastructure, to use all reasonable endeavours to avoid any physical damage to any part of the Landowner's land or property and, in the event that any damage is so caused, Viatel shall as soon as is practicable after such damage has occurred carry out or cause to be carried out at its own expense any such repair works as are necessary so that the Landowner's land or property so damaged is restored to the condition it was in prior to such damage occurring.

11. Not to do anything which is or may become a nuisance or annoyance to Global Voice, any Landowner or any owner or occupier of neighbouring or adjoining property, or which may cause damage to the land or property of Global Voice and/or any Landowner or to any neighbouring or adjoining property including damage attributable to the neglect, default or carelessness of Viatel, or of any Viatel Group Company and/or their respective employees, agents, visitors, sub-tenants, contractors or licensees.

12. To observe and comply with the provisions and requirements of all legislation (including, but without limitation, any and all health and safety legislation) whether public or local directly affecting the Viatel Infrastructure and/or the Global Voice Network or the use of the same, including without limitation planning and telecommunications legislation, and not to do or omit anything affecting the land or property of any Landowner which is in breach of such legislation but to do and provide everything required to be done or required by such legislation and to indemnify Global Voice against all proceedings, penalties, costs or claims in respect of any acts or omissions in breach of such legislation.

13. That if Viatel receives notice of any order or proposal under any legislation, to give notice to Global Voice immediately and, insofar it relates to the Viatel Infrastructure, if so reasonably required by Global Voice, to make or join with Global Voice in making such objections or representations in respect of any order or proposal as Global Voice may reasonably require and to comply at its own cost with any notice or order relating to Global Voice under any such legislation.

14. That if Global Voice is required by any Governmental Authority, Landowner or other person having the authority so to require, to relocate any segment of the Global Voice Network in which is located any Viatel Infrastructure, to give Global Voice all such assistance as Global Voice may reasonably require in connection with such relocation works.

15. Not to permit or suffer to be done in or upon the Viatel Infrastructure anything which in the reasonable opinion of Global Voice and/or any Landowner may or might become a danger or nuisance to Global Voice and/or any Landowner, their licensees, tenants or the occupiers of any adjoining or neighbouring property or to the general public and, at its own expense, it shall take all reasonable precautions as may be necessary for the avoidance thereof.

16. Not to do or permit to be done during the carrying out of any interconnection or other works in connection with the Viatel Infrastructure anything which may cause any interference with or obstruct or which may cause delay to traffic on any road forming part of any land or property of any Landowner or any injury or damage to any other property of the Landowner

                                   SCHEDULE 4

                           GV CORE OPERATIONAL SERVICE

                                   SCHEDULE 5

                        VIATEL CORE OPERATIONAL SERVICES

The Viatel Core Operational Services will comprise the provision of rights of access to the Viatel Network in accordance with Clauses 2 and 3 of this Agreement and the provision of network maintenance services reflecting these services provided to it under the following agreements:

(a) For the United Kingdom, those services which are provided in accordance with the Fibre and Duct Maintenance Agreement between NTL Group Limited and VTL (UK) Limited dated 9th July 2004 and those services which are provided in accordance with the Agreement for the Maintenance of Facilities and Infrastructure between Ringway Electrical Southern Limited and VTL (UK) Limited dated 23rd June 2004 as the same is in rollover pending finalisation of a new agreement;

(b) For Germany, those services which are provided in accordance with the Agreement on the Maintenance and Administration of a Fibre Optic Route between Viatel GmbH and Gasline Telekommunicationsnetsgesellschaft deutscher GmbH and those services which are provided in accordance with the Agreement on the Provision of System Equipment Services between Ruhrgas Aktiengesellschaft and VTL Telecom GmbH dated 6th January 2003 and the First Modification of the Agreement on the Provision of System Equipment Services between Ruhrgas Aktiengesellschaft and VTL Telecom GmbH effective 1st May 2003;

(c) For France, those services which are provided in accordance with the Maintenance Agreement between Louis Dreyfus Communications S.A. and Viatel Operations S.A. dated 3rd August 2000, the Amendment to the Maintenance Agreement between Louis Dreyfus Communications S.A. and Viatel Operations S.A. dated 19th March 2001, the Second Amendment to the Maintenance Agreement between Louis Dreyfus Communications S.A. and Viatel Operations S.A. dated 3rd July 2002, the Third Amendment to the Maintenance Agreement between Louis Dreyfus Communications S.A. and Viatel Operations S.A. dated 12th June 2003, the Fourth Amendment to the Maintenance Agreement between Neuf Telecom and Viatel Operations S.A. dated 18th March 2004, the Fifth Amendment to the Maintenance Agreement between Neuf Telecom and Viatel Operations S.A. dated 1st April 2005 and the Sixth Amendment to the Maintenance Agreement between Neuf Telecom and Viatel Operations S.A. signed by Viatel on 17th March 2006;

(d) For Belgium, those services which are provided in accordance with the offer for Maintenance Services in Holland and Belgium between Volker Stevin Netwerk Services b.v. and VTL (UK) Limited dated 4th July 2003 as the same is in rollover pending finalisation of a new agreement;

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

(e) For the Netherlands, those services which are provided in accordance with the offer for Maintenance Services in Holland and Belgium between Volker Stevin Netwerk Services b.v. and VTL (UK) Limited dated 4th July 2003 as the same is in rollover pending finalisation of a new agreement; and

(f) For the Channel submarine cables, those services which are provided in accordance with the Agreement for the Provision of Repair and Maintenance Services to the Circe North and Circe South Cable Systems between Global Marine Systems Limited and VTL (UK) Limited dated 20th July 2005.

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                                   SCHEDULE 6

                              OPERATIONS COMMITTEE

PART I - SPECIFIC TERMS OF REFERENCE

- Agreement of a form of Fibre Reallocation for the purpose of the Network Lease and Option and Transfer Agreement (as all such terms are defined in the Master Agreement)

-     Review of performance of third party contractors/maintenance providers

-     Selection of third party contractors/maintenance providers

- Review of operating costs/cost-saving opportunities (including, where appropriate, consideration of closing Viatel Sites)

-     Operational testing/monitoring

- Plans to expand operational service capacity to support expansion and extension of Viatel/Global Voice service; to include timescales

- Plans to install additional infrastructure including any sub-ducts in existing ducts

- Plans to maximise use of shared facilities and/or any related environmental or utility supply

- Allocation of available power and cooling capacity as between the parties at each of the Viatel Sites at Egham (UK), Telehouse (UK) and Halfweg (Holland).

-     Interconnection issues as between Global Voice/Viatel

-     Maintenance of each party's facilities and infrastructure

-     Performance of Authorised Contractors

-     Approval of additional Authorised Contractors

-     Requests by Viatel for access to GV Off-Net Buildings

-     Requests by Viatel for additional fibre pairs or operational space on GV
      Network

- Operational issues relating to transfer to Viatel of additional fibre pairs on GV Network

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PART II - INITIAL COMPOSITION

     Steve Best                       CTO, Viatel

     Neil Cubitt                      Head of Property and Facilities, Viatel

     Dary McGovern                    CTO ,Global Voice

     Gerry Murray                     Director of Operations, Global Voice

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SIGNED by                                )
a duly authorised signatory of           ) /s/ Lucy Woods
VIATEL HOLDING (BERMUDA) LIMITED         )

SIGNED by                                )
a duly authorised signatory of           ) /s/ Chris Nightingale
GLOBAL VOICE GROUP LIMITED               )

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